Exhibit 99.1

Company Contact:
Lawrence L. Spanley, Jr.
Chief Financial Officer
(314) 621-0699
For Immediate Release
Investor Contacts:
Integrated Corporate Relations
Allison Malkin/Jean Fontana
(203) 682-8225/(203) 682-8272

BAKERS FOOTWEAR REPORTS SECOND QUARTER SALES

ST. LOUIS, MO., August 3, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 247 stores, today reported second quarter fiscal 2006 net sales.

For the thirteen weeks ended July 29, 2006 net sales increased 4.2% to$47.2 million, as compared to $45.3 million in the thirteen weeks ended July 30, 2005. Comparable store sales in the second quarter decreased 6.4%, as compared to a 12.7% increase in the comparable period last year. Our web store net sales, which are a component of comparable store sales, increased 134.9%.

For the twenty-six week year to date period ended July 29, 2006 net sales increased 7.5% to $97.0 million up from $90.2 million in the twenty-six weeks ended July 30, 2005. Year to date comparable store sales decreased 3.6% compared to a 10.1% increase in the same period last year.

During the second quarter of fiscal 2006, Bakers Footwear opened 4 stores in our new Bakers format. The Company now has 143 stores operating in its new Bakers format.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “Continued weakness in the sandal category, which dominates our business during the second quarter overshadowed strong selling in closed footwear and contributed to our disappointing sales results for the period. As we begin the third quarter, we are encouraged by the initial reaction to our fall assortments, which will be delivered to all stores by mid-August. We have taken the additional markdowns which we believe are necessary to clear seasonal merchandise and begin the fall season in a good inventory position. Our new store openings continue to perform above our expectations and we believe new fashion trends bode well for strengthened sales of dress shoes and boots this fall.”

About Bakers Footwear Group

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.